PUBLIC SERVICE COMMISSION
                                OF WEST VIRGINIA

                                   CHARLESTON



MONONGAHELA POWER COMPANY
d/b/a ALLEGHENY POWER,
  an Ohio corporation,
MOUNTAINEER GAS COMPANY,
  a West Virginia corporation, and
MOUNTAINEER GAS HOLDINGS LIMITED PARTNERSHIP a West Virginia Limited Partnership



                     JOINT PETITION FOR CONSENT AND APPROVAL
                  OF THE PURCHASE AND SALE OF THE COMMON STOCK
              OF MOUNTAINEER GAS COMPANY AND THE GAS UTILITY ASSETS
                 OF MONONGAHELA POWER COMPANY AND RELATED RELIEF
             -------------------------------------------------------

          Monongahela Power Company, d/b/a Allegheny Power, an Ohio corporation ("Mon Power" or "Seller"), Mountaineer Gas Company, a West Virginia corporation ("MGC"), and Mountaineer Gas Holdings Limited Partnership, a West Virginia Limited Partnership ("Mountaineer Holdings" or "Buyer"), Petitioners herein, jointly petition the Commission for its consent and approval under W. Va. Code ss.24-2-12 for Mon Power to sell and Mountaineer Holdings to acquire, either directly or through an affiliate, all of the outstanding common stock of Mountaineer Gas Company ("MGC") and the assets of West Virginia Power Gas Service ("WVPGS") owned directly by Mon Power (the "Acquisition"). The common stock of MGC and the WVPGS assets are collectively referred to herein as the "West Virginia Gas Distribution Business." Incident to the Acquisition, Buyer also requests the Commission's consent and approval to transfer the WVPGS assets to MGC. In support of the Joint Petition, the Petitioners respectfully state:

          1.  The names and addresses of the Petitioners are:

              Monongahela Power Company
              1310 Fairmont Avenue
              Fairmont, WV 26555-1392

              Mountaineer Gas Company
              2401 Sissonville Drive
              Charleston, WV 25124

              Mountaineer Gas Holdings Limited Partnership
              209 West Washington Street
              Charleston, WV 25302

          2. Mon Power is a public utility company organized and existing under the laws of Ohio and is a wholly-owned subsidiary of Allegheny Energy, Inc., a Maryland corporation ("Allegheny Energy"). Mon Power provides electric utility service to approximately 368,000 customers in West Virginia, and also operates as an electric distribution utility in Ohio. Mon Power owns all the outstanding common stock of MGC. In addition, Mon Power owns gas assets directly through its gas division, WVPGS, which it acquired from Utilicorp United, Inc., in 1999. Through the WVPGS division, Mon Power provides gas service to approximately 24,000 customers in 17 counties in West Virginia. The WVPGS assets are included in the proposed Acquisition.

          3. MGC is a public utility company organized and existing under the laws of West Virginia. MGC provides natural gas sales, transportation, and distribution services to approximately 205,000 residential, commercial, industrial, and wholesale customers in 47 counties in West Virginia. As a subsidiary of MGC, MGS owns interests in approximately 310 gas wells. The gas from an overwhelming majority of the wells is sold to MGC under a Commission-approved purchase contract. This contract would not be affected by the Acquisition.

          4. Mountaineer Holdings is a West Virginia limited partnership, the general and limited partners of which are affiliates of ArcLight Capital Partners LLC ("ArcLight") and/or IGS Utilities Corp. ("IGS"). A chart showing the proposed ownership structure of MGC following its acquisition by Mountaineer Holdings is attached as Exhibit 1 to this Joint Petition.

                  a. ArcLight is an investment company with diversified investments in energy infrastructure assets. It will provide the requisite equity investment for the proposed Acquisition and will be a source of equity capital to fund Mountaineer Holdings' growth capital needs.

                  b. IGS is a privately-held energy company that focuses on the acquisition and aggregation of natural gas local distribution utilities in the mid-western and eastern United States. Upon the acquisition of MGC by Mountaineer Holdings, MGC will be the only utility in which IGS will have an interest.

                  c. Additional information about ArcLight and IGS is provided in Exhibit 2 to this Joint Petition and, in the case of ArcLight, can be found at www.arclightcapital.com. As shown in Exhibit 2, IGS' three principals (the "IGS Principals") have been involved in all facets of the natural gas industry. IGS also has active advisory board members, identified in Exhibit 3 to this Joint Petition, who contribute guidance and expertise to IGS. The advisory board members will be available to provide advice and recommendations to IGS with respect to the operations and policies of Mountaineer
          Holdings, but will have no role in the day-to-day management of Mountaineer Holdings or MGC.

          5. Upon closing of the Acquisition, Mountaineer Holdings will have a conservative capital structure that will provide Mountaineer Holdings and MGC with ample liquidity and financial capacity to meet internal capital needs.

                           The Acquisition Agreement

          6. On August 4, 2004, Mon Power and Mountaineer Holdings entered into an Acquisition Agreement ("Acquisition Agreement") under which Mon Power agreed to sell and Mountaineer Holdings agreed to buy the West Virginia Gas Distribution Business under certain terms and conditions set forth therein. The Acquisition Agreement, a copy of which is attached to this Joint Petition as
Exhibit 4, describes the transaction in greater detail. The purchase price is computed pursuant to a formula set forth in the Acquisition Agreement and is expected to be approximately $185,789,000 plus net working capital as of the closing of the Acquisition, the final amount of which will be calculated and adjusted prior to closing of the Acquisition as provided in Article III of the Acquisition Agreement.

          7. Buyer will finance the purchase of the West Virginia Gas Distribution Business by assuming the existing long term debt of MGC and providing equity for the balance of the Acquisition purchase price. A separate revolving credit facility will be established for the working capital needed to replace the working capital previously provided by Mon Power.

          8. The Acquisition Agreement provides that all 396 employees of Allegheny Energy Service Company ("AESC") who are active at MGC and assigned to the West Virginia Gas Distribution Business on August 4, 2004, will continue as active employees of MGC after the Acquisition. Buyer intends to mirror existing employee benefits for these employees to the extent possible. Under Buyer's ownership, MGC will continue to honor all collective bargaining agreements.

          9. Under the Transition Services Agreement between MGC and AESC ("Services Agreement"), the form of which is attached as Exhibit E to the Acquisition Agreement (Exhibit 4.E to this Joint Petition), AESC will perform certain services for MGC during the initial one-year term of the Services Agreement and thereafter for additional one-year terms unless terminated by either party. These services include, among others, call center operations, customer billing, financial accounting, and technology services.

          10. In addition to its commitment to active employees, 10 to 15 new positions in MGC's Charleston office will be created, with the primary focus of such new positions being the performance of functions now performed by AESC that will not be covered by the Services Agreement. Buyer intends to provide these new employees with employee benefits that mirror those of existing employees assigned to MGC to the extent possible.

          11. The IGS Principals have a proven track record of cooperation with regulators. A cornerstone of IGS' management strategy will be a cooperative and professional approach to MGC's interactions with the Commission and its Staff. IGS' goal is to make MGC a healthy local distribution company.

          12. IGS will direct MGC's incumbent management to ensure the continuation of MGC's already excellent levels of customer service. MGC's ongoing focus on efficiency and safety will continue under IGS management, and employee well-being will continue to be a priority. Growth of the MGC system will be pursued wherever such expansion is economically justifiable and good for MGC, its customers, its investors, and the State of West Virginia.

          13. Buyer intends to merge the assets of WVPGS into MGC such that the gas service now provided by two entities will be provided by MGC. After the completion of the Acquisition, MGC will continue as an ongoing, stand-alone utility business, comprised of the merged MGC and WVPGS operations, that is fully prepared to meet its obligations as a gas public utility. As a stand-alone, privately-held gas utility, MGC's singular focus will be the provision of natural gas service to its customers.

          14. IGS will oversee day-to-day operating decisions related to MGC and will develop and submit operating and capital budgets. As members of the MGC board of directors, the IGS Principals will review and direct all major transactions and initiatives (including, for instance, acquisitions and divestitures, financing transactions, major capital expenses, new lines of business, regulatory positions, new business relationships, and contracts of significant value).

          15. ArcLight's role in Mountaineer Holdings will be principally as a limited partner and financial investor. ArcLight will not participate in the management of Mountaineer Holdings. It will possess consent rights to certain actions by Mountaineer Holdings that are common for investors of this type and that are intended to allow ArcLight to preserve the value of its investment. ArcLight's participation in Mountaineer Holdings as an investor is entirely consonant with the maintenance of MGC's high levels of customer service, operational excellence, and good relationships with customers, employees, and regulators, and it intends to exercise these rights in a manner consistent with Mountaineer Holdings' objectives in these areas.

          16. From Mon Power's perspective, the sale of the West Virginia Gas Distribution Business will assist Mon Power and its parent and affiliates to raise needed cash to pay down debt, stabilize and improve coverage ratios and credit ratings, decrease volatility in cash flow and earnings, and improve their financial health - efforts that ultimately will assist Mon Power in continuing to provide safe, reliable, and low-cost electric service to 368,000 West Virginia customers. The Acquisition will allow Seller to focus on its core electric generation and delivery business. The sale will also free MGC and WVPGS from the limitations imposed by the current financial condition of the Seller, its parent and their affiliates.

          17. The Buyer's obligation to complete the purchase is subject to certain closing conditions, third party consents, and state and federal regulatory approvals, including Commission approval of a rate restructuring ("Rate Restructuring"). The successful completion of the Rate Restructuring, which MGC has initiated as a separate, contemporaneous general rate filing before this Commission (the "Rule 42T Filing"), is a condition precedent to the parties' respective obligations under the Acquisition Agreement.

                               Rate Restructuring

          18. In 2003, the overall return on MGC's rate base of $181 million was 0.95%. This level of earnings is not sufficient to support MGC's ongoing capital program. Buyer and Seller recognize that a modification to MGC's rates and charges is necessary for MGC's financial health and viability and to enable Buyer to continue MGC's quality service to its customers.

          19. Under the proposed Rate Restructuring in the Rule 42T Filing, base rates will be increased uniformly (i.e., the same percentage increase on delivered MCF) for all customer classes to allow MGC to earn a reasonable return on investment in MGC's rate base. Given Commission approval of a rate restructuring that will allow MGC to earn a reasonable return on investment, IGS proposes to offset this base tariff rate increase (and thus mitigate the financial impact on its customers) by suspending collection of the ACA balance developed in MGC's 2005 Rule 30-C case. This "one-time" ACA suspension would continue until the cost of gas has decreased to allow recovery of the "suspended" ACA balance.

          20. As set forth in the Acquisition Agreement, the Rate Restructuring is a condition to the Buyer's obligation to consummate the Acquisition. The Acquisition Agreement contemplates the approval of a rate restructuring that (i) is not materially different from the rate restructuring included in the Rule 42T Filing and (ii) does not impose any restrictions on the West Virginia Gas Distribution Business (including its tariffs and operations) that are, in the aggregate, materially different from the restrictions on the West Virginia Gas Distribution Business as of the date of the Acquisition Agreement (except to the extent such restrictions are agreed to by Buyer).

                        Transfer of WVPGS Assets to MGC

          21. Buyer intends to transfer to MGC the WVPGS assets now owned by Mon Power. Following the transfer, all gas service will be provided by a single entity, MGC. This will avoid duplication and both simplify the administration of the now-separate utilities and streamline utility operations in areas where the MGC and WVPGS service territories adjoin.

                             Gas Supply Arrangements

          22. Buyer intends to continue the current gas supply arrangement between MGC and MGS. Buyer will bring additional gas purchasing expertise to MGC.

                      Financial Condition of MGC and WVPGS

          23. The respective financial conditions of Mon Power and WVPGS are well known to the Commission, and the Annual Reports of Mon Power and WVPGS have been filed with the Commission. The financial condition of MGC will be fully described in the exhibits MGC has filed with the Commission in the Rule 42T Filing. Supplemental Rule 42 data filed in the Rule 42T Filing will show the projected results of the merged WVPGS assets and operations after the Acquisition. Buyer is a newly-formed enterprise; information on the Buyer's financial condition will be provided to the Commission during the course of this proceeding.

                          Benefits of the Acquisition

          24. The Acquisition Agreement and the various transactions described therein and in this Joint Petition will provide the following benefits to the public:

          o Maintenance of a healthy, gas-only utility headquartered in Charleston, West Virginia;

          o         Addition of new administrative jobs in Charleston;

          o Retention of all AESC employees assigned to MGC's gas operations;

          o Continued observance of all collective bargaining unit contracts;

          o Establishment of employee benefit plans that will mirror, to the extent possible, existing employee benefits;

          o         Availability of capital funding for prudent expansion;

          o Creation of a singular focus on providing gas service to West Virginia customers;

          o Maintenance of MGC's quality service and safe, efficient operations; and

          o         Redoubled efforts to secure natural gas at a lower cost.

          25. The terms and conditions of the Acquisition Agreement are reasonable and give neither party an undue advantage over the other. The Acquisition Agreement was negotiated in good faith by non-affiliated parties and represents an arm's length transaction that does not adversely affect the interests of the public in this State. On the contrary, as described above, the Acquisition will provide significant benefits to MGC, its customers and employees, Mon Power, and the State of West Virginia.

          26. No public utility other than Mon Power, MGC and WVPGS is or will be affected by the transactions described in this Joint Petition. WHEREFORE, Petitioners respectfully request that the Commission (1) approve the Acquisition Agreement and the sale of the West Virginia Gas Distribution Business to Buyer, together with approval of the Services Agreement and related transactions; (2) approve the Rate Restructuring filed contemporaneously with the filing of this Joint Petition; (3) release Mon Power from its public utility gas service obligations in West Virginia and from administering its tariffs and gas service responsibilities; (4) grant Buyer consent and approval to merge the WVPGS assets into MGC; and (5) grant such other authority and relief as may be necessary, appropriate or incidental for and to the consummation of the Acquisition and the transactions contemplated by the Acquisition Agreement.

                                              Respectfully submitted,

                                              MONONGAHELA POWER COMPANY
                                              d/b/a ALLEGHENY POWER
                                                     By Counsel

                                              MOUNTAINEER GAS COMPANY
                                                     By Counsel

                                              MOUNTAINEER GAS HOLDINGS
                                              LIMITED PARTNERSHIP
                                                     By Counsel


-------------------------------
Michael A. Albert (State Bar No. 92)
Christopher L. Callas (State Bar No. 5991)
JACKSON KELLY PLLC
1600 Laidley Tower
P. O. Box 553
Charleston, West Virginia  25322
Counsel for Mountaineer Gas Holdings
  Limited Partnership


-------------------------------
Gary Jack, Esq. (State Bar No. 1855)
Allegheny Power
1310 Fairmont Avenue
Fairmont, West Virginia 26554
Counsel for Monongahela Power Company
  and Mountaineer Gas Company d/b/a Allegheny Power

                       TABLE OF EXHIBITS TO JOINT PETITION


Exhibit 1 Mountaineer Holdings Proposed Ownership Structure

Exhibit 2 IGS Advisory Board Members

Exhibit 3 Description of MGC Post-Acquisition Operations, IGS, The IGS Principals, and ArcLight

Exhibit 4 Acquisition Agreement

          A.        Exhibit A to Acquisition Agreement

          B.        Exhibit B to Acquisition Agreement

          C.        Exhibit C to Acquisition Agreement

          D.        Exhibit D to Acquisition Agreement

          E.        Exhibit E to Acquisition Agreement

          F.        Exhibit F to Acquisition Agreement

          G.        Exhibit G to Acquisition Agreement

          H.        Exhibit H to Acquisition Agreement

          I.        Schedule 3.1(b)(v) to Acquisition Agreement

          J.        Schedule 3.1(c)(ii) to Acquisition Agreement

Exhibit 5 Verifications of Authorized Representatives of Buyer and Seller

                               Closing Structure





                         ---------------------          -----------     -----------     -----------
                         | Arclight Energy   |          | Michael |     | John    |     | Tom     |
                         | Partners Fund II  |          | Trusty  |     | Hawkins |     | Taylor  |
                  -------| LP                |          -----------     -----------     -----------
                  |      ---------------------                |              |                 |
                  |               |                           |              |                 |
                  |              100%                         |              |                 |
                  |               |                           |              |                 |
                  |               |                           |              |                 |
                  |               v                           v              v                 v
                  |      ---------------------                -------------------------------------
                  |      | Arclight Holdings |                |                                   |
                  |      | I LLC (West       |                |         IGS Utilities LLC         |
                  |      | Virginia LLC)     |                |                                   |
                  |      ---------------------                -------------------------------------
                  |                        |                      |
                  |                       9.9%                  90.1%                        ---------------------------
                  |                        |                      |                          |        IGS Corp.        |
                  |                        v                      v                          |           of            |
                  |                      --------------------------------                    |      West Virginia*     |
                 100%                    | [Mountaineer Holdings LLC]*  |                    ---------------------------
                  |                      | (West Virginia limited       |                                |
                  |                      | Liability company)           |                                |
                  |                      --------------------------------                                |
                  |                                     |                                                |
                  |                                     |                                                |
                  |                                     |                                                |
                  |                                     |                                                |
                  |                                     |                                                |
                  |                                1% General                                            |
                  |                                  Partner                                             |
                  |                                     |                                                |
                  |                                     |                                              100%
                  |                                     |                                                |
                  |                                     |                                                |
                  |                                     |                                                |
                  |                                     |                                                |
                  |                                     |                                                |
                  |                             --------------------------------                         |
                  |                             |                              |                         |
                  |                             |                              |                         |
                  |                             |                              |                         |
                  |                             |                              |             ---------------------------
                  |                             |         Mountainer           |             |                         |
---------------------------------               |        GAS Holdings          |             |                         |
| Archlight WV Holgins II LLV   |  9% limited   |     Limited Partnership      | 10% limited |    IGS Holdings LLC     |
|                               |-------------->|       (West Virginia         | ----------> |                         |
|    (West Virginia LLC)        |  partner      |                              |   partner   |                         |
---------------------------------               |                              |             ---------------------------
                                                |                              |
                                                |                              |
                                                |                              |
                                                |                              |
          ----------------------------------------------------------------------
          |                                                    |
          |                                                    |
          |                                                    |
          |                                                    |
   --------------                                             100%
   |  Related   |                                              |
   |  Assets    |                                              |
   --------------                                              |
                                                               |
                                                               v
                                              -------------------------------------
                                              |                                   |
                                              |  Mountaineers Gas Company         |
                                              |                                   |
                                              |                                   |
                                              -------------------------------------


*    Prior to closing of the Acquisition, IGS Utilities Corp., a Delaware corporation, will be merged into IGS Corp.
     of West Virginia, with IGS Corp. of West Virginia as the surviving corporation.


                                    EXHIBIT 2
                                    ---------

                 Description of MGC Post-Acquisition Operations,
                      IGS, The IGS Principals, and ArcLight
                      -------------------------------------

A. Ownership of the West Virginia Gas Distribution Business After the Transaction is Consummated

          After the closing provided for in the Acquisition Agreement, Mountaineer Gas Company ("MGC") will continue as a West Virginia corporation. The gas assets of West Virginia Power Gas Service ("WVPGS") will be transferred to MGC such that the entire West Virginia Gas Distribution Business will exist and operate as one corporate entity. MGC will be headquartered in Charleston, West Virginia and its day-to-day operations will be managed by a local management with guidance and support from IGS Utilities Corp. and its affiliates ("IGS"). MGC will have access to the natural gas expertise of IGS and the financial management capabilities and resources of ArcLight Capital Partners LLC and its affiliates ("ArcLight").

          The common stock of MGC and the gas assets of WVPGS (until such assets are transferred to MGC) will be owned by Mountaineer Gas Holdings Limited Partnership ("Mountaineer Holdings"), a West Virginia limited partnership. Mountaineer Holdings will be operated by the IGS Principals, with approval of certain transactions requiring the approval of ArcLight.

          The organizational structure is designed to facilitate financing of the purchase and efficient operation of the West Virginia Gas Distribution Business. Management and operation of the owner of MGC will be the responsibility of the IGS Principals, whose collective experience in every phase of the natural gas industry from production to transportation and distribution is extensive. In conjunction with MGC's local management in Charleston, IGS will ensure appropriate staffing and implement policies and procedures for the safe and effective day-to-day operation of the West Virginia Gas Distribution Business.

          IGS will recommend to MGC's Board major transactions and initiatives such as acquisitions and divestitures, financing transactions, major capital expenditures, new lines of business, regulatory positions, new business relationships, contracts of significant value, and the like. ArcLight's role will be as a limited partner and financial investor. As a resource for the Board, ArcLight will provide its expertise and exercise its rights as a significant investor to preserve and grow the value of its long-term financial investment in a manner consistent with the maintenance of high levels of customer service, operational excellence, and good relationships with customers, employees and regulators.

B.  Description of IGS

          IGS is a Tulsa, Oklahoma-based energy company and an outgrowth of Tartan Energy Company ("Tartan"), an Oklahoma limited liability company. Tartan was founded in 1993 to pursue natural gas-related projects, which included both regulated work in Missouri and non-regulated United States Government "design-build" gas-related projects nationwide. Tartan was successful in initiating development of a regulated natural gas utility in south-central Missouri, bringing natural gas service to residential, commercial, industrial, and transport customers in twelve Missouri communities. Construction began in 1995. As the project developed, additional investors joined, and eventually Southern Missouri Gas Company was formed. An affiliate of Tartan provided day-to-day operations and construction management for Southern Missouri Gas Company until 2001.

          At the same time, Tartan pursued successful design-build gas-related projects for the United States Government. The principals of Tartan also formed Tartan Energy Resources, L.C., a Texas limited liability company, which developed a successful gas marketing business as an independent marketer that continued until late-2001. During this time Tartan's principals also engaged in other successful gas processing projects in Texas and Kansas.

          In June, 2001, Tartan Management Company, a Tartan affiliate formed in 1994, and John B. Hawkins of Hawkins International and Hawkins Oil & Gas formed IGS Utilities Corp. ("IGS"), a Delaware corporation, with headquarters in Tulsa, Oklahoma. IGS has an intended focus on the acquisition and aggregation of natural gas distribution utilities in the mid-western and eastern United States.

C.  The IGS Principals

          The IGS Principals are Tom M. Taylor, Michael N. Trusty, and John B. Hawkins.

          Tom M. Taylor. Mr. Taylor is a 17-year veteran of Sun Pipe Line
          -------------
Company (a Sunoco, Inc. subsidiary) in various engineering, operations, and managerial roles, including, at times, acting president. At Sun he was involved in major pipeline development, in managing Sun's mid-continent area of over 3,000 miles of crude oil gathering and crude oil and refined products transmission pipelines, and oversight of numerous pump station and terminal facilities. He served on the board of directors of several joint venture pipeline companies partially owned by Sun, including that of West Texas Gulf Pipeline Company. Leaving Sun in 1986 to form Omega Pipeline Company, he led the development of the Missouri Pipeline Company project to bring a second source of gas to the St. Louis area as well as its subsequent expansion and the development of a sister pipeline company, Missouri Gas Company, to bring natural gas to the Fort Leonard Wood, Missouri army post. Mr. Taylor served as president of Omega, Missouri Pipeline Company, and Missouri Gas Company from their formation until late-1992 when he left to form Tartan. He formulated the conceptual basis and co-negotiated the pioneering "case of first impression" contract between Omega and the United States Government to bring natural gas supply distribution to Fort Leonard Wood. As principal of the Tartan group of companies since early 1993, Mr. Taylor has lead the development of various natural gas marketing, gas plant and gas pipeline projects, including the regulatory approval and subsequent construction and operation of Southern Missouri Gas Company, L.P. joint venture to bring natural gas service to south central Missouri. He holds a Bachelor of Science in Industrial Engineering from the University of Arkansas.

          Michael N. Trusty. After three years as an officer in the United
          -----------------
States Navy, Mr. Trusty was employed in 1980 at Sun Pipe Line Company as Manager of Field Engineering, then Manager of Operations Engineering, and, finally, as Manager of Corporate Planning. He also served on the Board of Directors of Sun's joint venture, West Texas Gulf Pipe Line Company. Leaving Sun in 1987 to join Omega Pipeline Company as its first full-time employee, Mr. Trusty supervised the conceptual and engineering design, construction, and operation of Missouri Pipeline Company and its later expansion, as well as Missouri Gas Company. Serving as Vice-President, Operations and Engineering for Omega and the pipeline companies he oversaw the construction of the pipeline bringing a second source of natural gas to the St. Louis area and its subsequent expansion. He was co-negotiator on the Fort Leonard Wood gas conversion and gas supply contract and its numerous early modifications, oversaw the preparations for construction on-post and maintained oversight of on-post work until his late-1992 departure to join the formation of Tartan. As a principal of the Tartan group of companies, Mr. Trusty oversaw portions of the regulatory approval process and headed the engineering design, construction and initial operations for the Southern Missouri Gas Company, L.P. project. Mr. Trusty holds Bachelor of Science and Master of Science degrees in Mechanical Engineering from the University of Arkansas and he is a Professional Engineer in the State of Oklahoma.

          John B. Hawkins. Mr. Hawkins, age 58, graduated from Rice University
          ---------------
in 1968 with a B.A. in Economics; after service as a Supply Officer in the US Navy, he earned an MBA from the Harvard Business School. From 1974 to 1975 he worked as a management consultant with the Chicago office of McKinsey & Company. He moved to Tulsa in 1975 and commenced full time involvement in the energy business, organizing Hawkins Oil & Gas, Inc. in 1977. Mr. Hawkins, through companies he has managed and co-managed, has been active in the energy industry since 1975. Mr. Hawkins has been a partner with many major utility companies and institutions, including Dominion Resources, Midlands Power, GE Capital, Tenaska International, Montana Power, Illinova, NRG and CMS Energy on projects which it originated. During the late 1970's and early 1980's, eleven Hawkins entities raised $90 million in capital that funded participation in over 700 oil and gas wells in the United States. These ranged from 2,500-foot wells in Kansas to 15,000 over-pressured wells in the Anadarko Basin of Oklahoma and Texas. Often in the role of operator, drilling partners included such major oil companies as Exxon, Mobil, Amoco, Texaco, Occidental Petroleum, Arco, Phillips and numerous independent oil companies. Almost all these wells were targeted to discover and produce natural gas. Mr. Hawkins also purchased producing properties and minerals, with cumulative acquisitions of over $50 million, and constructed extensive gas gathering and pipeline systems to facilitate well hook-up and production. In 1988, Mr. Hawkins organized industry partners Dominion Resources, Consolidated Natural Gas and Transok in a three-year joint venture to explore for oil and gas in the min-continent area of the United States. Mr. Hawkins was operator for the joint venture, providing geological, engineering and management services for the entire group. Mr. Hawkins founded what became OEC Compression Corp. to lease, remanufacture and market gas well compression equipment. OEC Compression was listed on the American Stock Exchange until its merger with Hanover Compression in 2001. The compression fleet grew from 14 units to 500 and totaled over 200,000 horsepower--the sixth largest rental fleet in the United States--at the time of the merger with Hanover. Mr. Hawkins originated the 586 MW Uch Power Project in Pakistan after determining that the undeveloped low Btu Uch gas field was an excellent long-term source of natural gas for power generation. This $650 million plant with connected $250 million gas infrastructure commenced commercial operations in October 2000.

D.  Description of ArcLight Capital Partners

          Established in April 2001, ArcLight Capital Partners is one of the leading private investment firms focused exclusively on the electric power and energy sector. The principals of ArcLight have spent the majority of their careers identifying, structuring, and managing investments and companies in the power and energy sector. Collectively, the principals of ArcLight have invested over $6 billion in over 100 transactions with an aggregate acquisition value of over $20 billion. Affiliates of ArcLight (through ArcLight Energy Partners Fund I and II) own Trout Coal. Trout owns and operates five coal mining operations in West Virginia, producing about 10 million tons per year and employing about 400 union and non-union personnel. ArcLight made its initial investment in Trout in 2001 and has since made three additional investments in the company to fund its growth. ArcLight provides MGC a ready source of equity capital to fund future growth opportunities. ArcLight manages $2.5 billion of capital and is focused solely on investing in the energy industry. Additional information about ArcLight may be found at www.arclightcapital.com.
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                                       4

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                                    EXHIBIT 3
                                    ---------

                           IGS Advisory Board Members
                           --------------------------

Larry J. Dagley is founder and president of Dagley Design & Development LLC, a real estate development and investment company. Previously Mr. Dagley was Vice President and Chief Financial Officer of Heritage Propane Partners L.P. Mr. Dagley joined Heritage in August 2000, following transactions with U.S. Propane. Mr. Dagley was Chief Operating Officer of U.S. Propane, LLC. Mr. Dagley has also served as Executive Vice President and Chief Financial Officer of Atmos Energy Corporation, a Dallas-based gas distribution company; Senior Vice President and Chief Financial Officer of Pacific Enterprises, which prior to its merger with Enova Corporation (combined companies now being Sempra Energy)a California-based holding company whose primary subsidiary was Southern California Gas Company; Senior Vice President and Chief Financial Officer for Transco Energy Company, which prior to its acquisition by The Williams Companies was a Houston-based natural gas pipeline company; and as Audit Partner with Arthur Andersen & Co., where he supervised audit and financial consulting engagements in the energy industry.

John P. DesBarres received an associate degree in electrical engineering from Worcester Junior College in 1960 and completed the Harvard Business School program for Management Development in 1975 and the Massachusetts Institute of Technology Sloan School Senior Executive Program in 1984. Mr. DesBarres joined Sun Company, a petroleum/natural gas company, in 1963, holding various positions until 1979 when he was named President of Sun Pipe Line Company (1979-1988), a crude oil/refined products pipeline. Subsequently he was Chairman, President and Chief Executive Officer of Sante Fe Pacific Pipeline Inc. (1988-1991), a petroleum products pipeline company; President and Chief Executive Officer (1991-1995) and Chairman (1992-1995) of Transco Energy Company, a natural gas pipeline company. He is presently a Director of Texas Eastern Products Pipeline Company, Penn Virginia Resources, Inc. and a Director of American Electric Power Company, Inc.

Thomas G. Finck is the founder and President of The Jadwin Group, an international strategic and financial consulting firm specializing in the energy industry. Mr. Finck is the former Chairman and CEO of Triton Energy Limited, an international oil and gas exploration and production company headquartered in Dallas, Texas. He has also served as President of Ensign Oil & Gas, Inc., and as President of Moore & Munger, Inc. Prior to his association with Moore & Munger, Mr. Finck was a Vice President and Chief Petroleum Engineer at Morgan Guaranty Trust Co., in New York (now J. P. Morgan Chase).